UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                November 17, 2004
                Date of Report (Date of earliest event reported)

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY
             (Exact name of registrant as specified in its charter)


          Delaware                     1-16187                   98-0125787
(State or other jurisdiction  (Commission File Number)         (IRS Employer
     of incorporation)                                      Identification No.)


        21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (949) 470-9535

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") between the Company and the accredited investors party thereto. The Securities Purchase Agreement provides for the purchase and sale of an aggregate amount of 2,131,033 shares of Common Stock of the Company at a price of $1.05 per share and warrants to purchase an aggregate of 426,206 shares of Common Stock for an aggregate consideration of $2,237,585. The warrants have a term of five years and an exercise price of $1.31 per share.

The transactions contemplated by the Securities Purchase Agreement closed on November 19, 2004. In connection with the Securities Purchase Agreement, the Company and the investors entered into a Registration Rights Agreement, dated as of November 17, 2004 (the "Registration Rights Agreement"), pursuant to which Company has agreed to file a registration statement (the "Registration Statement") covering the resale of the securities issued pursuant to the Securities Purchase Agreement.

Also in connection with the Securities Purchase Agreement, the Company entered into a Lock-Up Agreement with certain of its stockholders, dated as of November 17, 2004, pursuant to which such stockholders have agreed not to sell or dispose of Company securities owned by them for a period of 90 trading days following


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the date on which the registration statement is declared effective by the
Securities and Exchange Commission (the "SEC").

Copies of the Securities Purchase Agreement, the form of warrant issued pursuant to the Securities Purchase Agreement, the Registration Rights Agreement and the Lock-Up Agreement are attached as exhibits to this report. Also attached as an exhibit is the press release issued by the Company on November 22, 2004 regarding these transactions.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

In September 2004 the Company issued a total of 57,775 shares of Common Stock to certain creditors of the Company in settlement of debts totaling $87,100. The Company also issued 10,000 shares of common stock as partial payment of a loan to a related party.

As reported in the Company's Current Report on Form 8-K dated October 20, 2004, the Company has issued 2,733,333 shares of Common Stock on conversion of the Company's outstanding 2,050 shares of Series B Convertible Preferred Stock and has issued 1,387,883 shares of Common Stock in settlement of debts of the Company totaling $1,040,874.

As described in Item 1.01 above, on November 19, 2004 the Company issued to accredited investors, pursuant to the Securities Purchase Agreement, 2,131,033 shares of Common Stock of the Company and warrants to purchase an aggregate of 426,206 shares of Common Stock for an aggregate consideration of $2,237,585. In addition, the Company issued a warrant to purchase 170,483 shares of Common Stock to the placement agent for the transactions contemplated by the Securities Purchase Agreement. The warrant has a term of five years and an exercise price of $1.15 per share.

In November 2004 the Company issued a total of 417,963 shares of Common Stock to a creditor of the Company in settlement of debts totaling $438,860.96 pursuant to a Convertible Promissory Note issued by the Company in August 2004 and issued a total of 306,667 shares of Common Stock to a consultant to the Company for consulting services rendered.

The Common Stock and Warrants were issued in reliance upon (i) the exemptions from registration provided by section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under as the securities were offering in a private transactions which did not involve any public offering and (ii) the exemption from registration provided by Regulation S as the purchaser was not a U.S. Person as that term is defined in Regulation S.

Attached as an exhibit is the press release issued by the Company on November 22, 2004 regarding these transactions.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN
FISCALYEAR

On November 17, 2004, the Company's certificate of incorporation was amended to increase the authorized capital stock of the Company to 150,000,000 shares of common stock and to effect a one-for-twenty reverse stock split of the outstanding Common Stock. All Common Stock references herein have been adjusted to reflect the stock split. Also on November 17, 2004, the Company's Certificate of Designation for its Series B Convertible Preferred Stock was amended to correct the inconsistency between the Certificate of Designation for the Preferred Stock, limits the amount of Common Stock which may be converted at any


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time for a particular holder of Preferred Stock to 4.9% of the Company's issued and outstanding Common Stock, and the subscription agreement pursuant to which the Preferred Stock was issued, which waives this provision in cases where the holder already holds in excess of 4.9% of our issued and outstanding Common Stock. Both amendments were effected on the terms set forth on the Company's Definitive Information Statement on Schedule 14C filed with the SEC on October 25, 2004.

Attached as an exhibit is the press release issued by the Company on November 22, 2004 regarding these amendments.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

      (c)   Exhibits

      The following exhibits are filed with this report:

            (1) Securities Purchase Agreement, dated as of November 12, 2004, between the Company and the investors party thereto

            (2)   Form of Warrant

            (3) Registration Rights Agreement, dated as of November 17, 2004, between the Company and the investors party thereto

            (4) Lock-Up Agreement, dated as of November 17, 2004, between the Company and certain of its stockholders

            (5)   Press Release of the Company issued on November 22, 2004

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   November 22, 2004

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY


By:        /s/  Mark A. Josipovich
         Mark A. Josipovich
         President and Chief Executive Officer